EXHIBIT 99.1

[LOGO]   UNION
         BANKSHARES
         COMPANY

January 21, 2005

Dear Shareholder:

We are pleased to report unaudited earnings for the year ended December 31, 2004 were $4.8 million, the highest level of income ever reported by the Company and an increase of approximately $550,000 or about 13 percent over the same period last year. During the year, the Company continued to experience downward pressure on the net interest margin as yields on earning assets continued to decline faster than the cost of funding. In spite of this decline, net interest income increased $1.8 million or 12.7 percent compared to 2003, largely driven by strong asset growth during the year. In 2004, total loans and investments grew by over $29.4 million or
6.9 percent.

Non-interest income declined by nearly $500,000 during 2004 ending the year at $5.7 million. This decrease was not unexpected and was primarily due to a dramatic slowdown in mortgage origination activity which everyone in the market has experienced as rising rates have dramatically slowed the refinance business. Offsetting the drop in mortgage origination income were increases in deposit account fees and financial services income. Non-interest expense grew moderately at a rate of 5.4 percent, primarily due to an increase in personnel costs to support growth, offset in part by savings in some of our operating areas.

We completed the closure of our Machias and Cherryfield branches on schedule on December 31st and have consolidated the Cherryfield accounts into our Milbridge branch and the Machias balances into our Jonesport branch. These moves allow us to more effectively utilize our resources in the markets where we see growth opportunities. Going forward we will continue to reposition the organization to focus our efforts for continued profitable growth. It is expected that our financial statements will be available on line at the SEC website sometime in early March at which time you will be able to access more detailed and fully audited numbers for the full year.



As always, thank you for your continued support.

Sincerely,
Peter A. Blyberg
President


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